Exhibit 99.1

NEWS RELEASE
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NOVAGOLD Reports First Quarter Results with Donlin Gold Permitting and Optimization
Advancing as Planned

The final Environmental Impact Statement (EIS) for the Donlin Gold project is complete and expected to be published shortly by the U.S. Army Corps of Engineers (the “Corps”)

With $77 million in cash and term deposits as of February 28, 2018, NOVAGOLD has sufficient funding to complete permitting and planned project optimization work at Donlin Gold, as well as meet its other financial obligations

April 4, 2018 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (TSX, NYSE American: NG) today released its 2018 first quarter financial results and updates for its flagship Donlin Gold project in Alaska, which NOVAGOLD owns equally with Barrick Gold Corporation (“Barrick”), and its Galore Creek copper-gold-silver project in British Columbia, which NOVAGOLD owns equally with Teck Resources Limited (“Teck”).

Details of the financial results for the first quarter ended February 28, 2018 are presented in the consolidated financial statements and quarterly report filed on Form 10-Q with the SEC that is available on the Company's website at www.novagold.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated and all resource and reserve estimates are shown on a 100% project basis.

In the first quarter 2018, NOVAGOLD achieved the following milestones:

Donlin Gold permitting progressed on all fronts with the following activities:

The Corps has completed the final EIS and anticipates publishing the document shortly, along with a Notice of Availability in the Federal Register. The final EIS will be made available on the Donlin Gold EIS website: www.donlingoldeis.com. A Record of Decision (ROD) is expected to follow in the second half of the year.

The public comment period for the State of Alaska’s draft water discharge and integrated waste management permits closed on February 13.

Other key state and federal permits and approvals are scheduled to be finalized concurrently with or shortly after the Corps’ ROD in 2018.

In collaboration with Barrick, NOVAGOLD advanced the optimization work intended to improve capital efficiencies and enhance the project’s execution plan while maintaining project upside potential

Released 2017 Donlin Gold drill program results:

A total of 16 core holes were completed (7,040 m) and core samples assayed

Mineralized intercepts encountered higher grades than predicted by previous modeling

Distinct significant high-grade zones were intercepted in multiple areas

High-grade mineralization was intercepted at depth in the ACMA deposit in an area of sparse drilling

Data from the drill program will be incorporated into the resource model and ongoing optimization work

The optimization efforts and results from the 2017 drill program are expected to provide a solid foundation to update the Donlin Gold project’s 2011 feasibility study

Community outreach efforts continued in both Alaska and Northern British Columbia:

NOVAGOLD and Donlin Gold staff visited several villages with representatives of the Calista Corporation and The Kuskokwim Corporation (TKC) across the Yukon-Kuskokwim (Y-K) region to meet with traditional village councils, residents and students

Donlin Gold sponsored the Kuskokwim 300 race in Alaska and musher Peter Kaiser who won the race

Donlin Gold received a recognition award from Excel Alaska for its sponsorship and involvement in education for youth in the Y-K region

Galore Creek sponsored the Junior Tahltan Selects and Tahltan Selects Jamboree hockey teams in British Columbia who won gold in Whitehorse

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President’s Message

Donlin Gold Project

During the first quarter of 2018, we focused our efforts on supporting the Corps’ activities to complete the Donlin Gold final EIS. The Corps anticipates issuing the document and publishing a Notice of Availability in the Federal Register shortly. The Corps’ ROD is expected to follow in the second half of this year. The final EIS presents a comprehensive environmental impact analysis that the Corps will use in making its decision on whether to issue the Clean Water Act Section 404 and Rivers and Harbors Act Section 10 permits – the key Federal authorizations for the project. The ROD will describe both the legal and technical basis for the Corps’ permitting decision. The permits that authorize project construction should be issued shortly after the ROD. We have worked diligently to reach this major milestone while taking this project up the value chain and it’s encouraging to see that permitting is nearly complete. Between publishing the final EIS and the issuance of the ROD, the Corps must complete several activities, including preparation of both the ROD and Section 404 permit which would then be sent to the State to ensure that the decision complies with Alaska’s water quality standards. The Corps will also document its compliance with Section 404(b)(1) of the Clean Water Act; the detailed evaluation showing why the permitted project represents the least environmentally damaging practicable alternative compared to other project options reviewed. In addition, other consultations that had been commenced earlier in the EIS process would be finalized, including compliance with the National Historic Preservation Act, Endangered Species Act, and Magnuson-Stevens Fishery Conservation and Management Act which protects essential fish habitat.

Significant progress has been achieved toward securing other major state permits, including completion of the public comment period for the draft water discharge and integrated waste management permits. Other key state and federal permits and approvals are scheduled to be finalized concurrently with or shortly after the Corps’ ROD.

Earlier in the year, we released results of the Donlin Gold 2017 drill program, which included drilling and assaying of 16 core holes (7,040 m)1. We were pleased to report that mineralized intercepts encountered higher grades than predicted by previous modeling and drilling intercepted distinct and significant high-grade zones in multiple areas, including high-grade mineralization at depth in the ACMA deposit in an area of previously sparse drilling. These results will be incorporated in the upcoming optimization work designed to evaluate the prospect of reducing upfront capital costs and enhancing the overall execution plan. We also plan to explore the viability of using more selective mining practices to increase mined grade. All of this work should form a solid foundation for updating the 2011 feasibility study.

We are particularly gratified to continue working with Calista and TKC, our Native Corporation partners and owners of the mineral and surface rights respectively, to make sure that Donlin Gold is built to the highest standards of safety, environmental stewardship, engineering excellence and community engagement. We all believe that the native communities of Alaska should realize the vision inherent in the Alaska Native Claims Settlement Act by developing Donlin Gold into a model mine that has the potential to operate for decades to come.

Donlin Gold is expected to be one of the largest pure gold producing mines in the world while also being in one of the safest jurisdictions in the world. Alaska is America’s second largest gold-producing state, offering jurisdictional stability and a time-honored tradition of, and respect for, the rule of law and responsible mining. With approximately 39 million ounces of measured and indicated gold resources grading 2.24 grams per tonne2, Donlin Gold is more than four times the size of the peer group average and nearly double the world average grade3. Its exploration potential, as evidenced by the planned pits occupying only three kilometers of an eight-kilometer mineralized belt, is exceptional. All of these project attributes converge in Donlin Gold at a time when no large discoveries have been made in years, average grades continue to fall, and resource nationalism is reaching levels that make mine development unworkable in many resource-based countries of Africa, Asia and South America.

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1 NOVAGOLD press release dated February 20, 2018 titled “NOVAGOLD’s Donlin Gold Project Reports Excellent Results from 2017 Drill Program.”

2Donlin Gold data as per the second updated feasibility study effective November 18, 2011, as amended January 20, 2012. Donlin Gold measured resources of 8 Mt grading 2.52 g/t and indicated resources of 534 Mt grading 2.24 g/t, inclusive of proven reserves of 8 Mt grading 2.32 g/t and probable reserves of 497 Mt grading 2.08 g/t.

3 Comparison peer group of 18 projects based on large (2Moz P&P cut off), North/South American gold-focused development projects.

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Galore Creek Project

In 2017, surface reconnaissance exploration was conducted at Galore Creek and the results were presented by the Galore Creek Management Corporation at the 2018 Prospectors & Developers Association of Canada Convention. The project hosts approximately nine billion pounds of copper, eight million ounces of gold and 136 million ounces of silver in measured and indicated resources4. When developed, Galore is expected to be one of Canada’s largest copper producers. We recognize, however, that our focus should be directed towards the advancement of Donlin Gold. Thus, we will continue to explore productive ways for monetizing our position in Galore Creek. A sale would further strengthen our balance sheet and provide us with additional financial resources to invest in the development of the Donlin Gold project.

Stakeholder Engagement

NOVAGOLD strongly believes that transparent and open communication with local communities is an essential part of our day-to-day life. Our social license must be based on trust and a deep understanding of the values, culture, challenges and goals of the communities where we operate. We pride ourselves on the level of engagement with our Native Corporation partners, the residents, and organizations of the Y-K region. To that end, with our partners Calista and TKC, we visited several villages to meet with traditional village councils, residents and students across the Y-K region near the Donlin Gold project. Donlin Gold sponsored Alaska’s Kuskokwim 300 race and dog musher Peter Kaiser, who is from the region and in 2018 won his third consecutive race. Pete and fellow Y-K mushers Richie Diehl and Michael Williams, Jr., also excelled in the 46th Iditarod Sled Dog race, finishing 5th, 6th, and 25th, respectively. Our team participated with Donlin Gold in the Bethel Regional High School Career Fair and the Y-K Delta Workforce Development meeting in Bethel. Donlin Gold was also the proud recipient of a recognition award from Excel Alaska for its sponsorship and involvement in education for youth in the Y-K region. At Galore Creek, we continued to support various initiatives with our partner the Tahltan First Nation and its people located in communities in Northern British Columbia. We congratulate the youth hockey teams we sponsor, the Junior Tahltan Selects and Tahltan Selects Jamboree, who won gold in Whitehorse this March.

Another important part of our engagement effort includes the frequent outreach with our shareholders and potential investors through various conferences, one-on-one meetings, calls and proxy/post-proxy meetings. Although the Company has not needed financing in more than six years and has an excellent balance sheet that is ample for its present needs, it is our view that ongoing investor engagement is critical to continue to communicate our story to existing shareholders as well as attract new investors who, we believe, should benefit from the progress we expect to achieve in advancing our assets up the value chain.

Balance Sheet

Our healthy treasury has allowed us to carefully and consistently deliver on our strategy over the last six years of de-risking the Company by successfully permitting our flagship property, Donlin Gold, and further enhancing the value of our projects. With $77 million in cash and term deposits as of February 28, 2018, we have sufficient funds to complete permitting and planned project optimization work at Donlin Gold, as well as meet our other financial obligations.

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4 Galore Creek project estimates as per the pre-feasibility study effective September 12, 2011. Measured resources total 108M tonnes grading 0.48% Cu, 0.48 g/t Au, and 4.1 g/t Ag; and indicated resources total 706M tonnes grading 0.50% Cu, 0.28 g/t Au, and 5.4 g/t Ag. Proven reserves total 69M tonnes grading 0.61% Cu, 0.52 g/t Au, and 4.9 g/t Ag; and probable reserves total 459M tonnes grading 0.58% Cu, 0.29 g/t Au, and 6.2 g/t Ag. Measured and indicated resources are inclusive of proven and probable reserves.

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NOVAGOLD offers a truly unique investment opportunity in two incredible, high quality, large-scale undeveloped precious and base metals deposits in safe jurisdictions. After having substantially de-risked both projects, we believe that when the broader market realizes the escalating scarcity value of these great assets, our shareholders and stakeholders will be rewarded for their patience. We are appreciative of the engagement and support from all the parties that are involved and committed to responsible development from Calista, TKC and the Tahltan First Nation, to the government agencies at the State, Provincial and Federal levels. It takes teamwork to execute the activities needed to advance our projects. Our Board and I thank our partners and stakeholders at Donlin Gold, Barrick, NOVAGOLD, Galore Creek and Teck, for their dedication to our joint ventures.

Gregory A. Lang
President & CEO

 www.novagold.com

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NEWS RELEASE
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Financial Results

in thousands of U.S. dollars, except for per share amounts

	Three months ended February 28, 2018 $	Three months ended February 28, 2017 $
General and administrative expense (1)	4,685	6,731
Share of losses – Donlin Gold	1,841	2,082
Share of losses – Galore Creek	253	150
Total operating expenses	6,779	8,963

Loss from operations	(6,779)	(8,963)
Other expense	(1,370)	(1,127)
Income tax expense	(66)	(53)
Loss for the period	(8,215)	(10,143)
Loss per share, basic and diluted	(0.03)	(0.03)

	At February 28, 2018 $	At November 30, 2017 $
Cash and term deposits	76,931	83,954
Total assets	393,961	398,869
Total liabilities	114,424	114,840

(1) Includes share-based compensation expense of $1,949 and $3,925 for the first quarter-ended February 28, 2018 and 2017, respectively.

For the first quarter ended February 28, 2018, loss from operations decreased from $9.0 million in 2017 to $6.8 million in 2018 due to lower general and administrative expense and lower costs at Donlin Gold. General and administrative expense decreased by $2.0 million due to lower share-based compensation costs for stock options and PSUs compared to the prior year. NOVAGOLD extended the vesting period for new stock option grants and for half of the PSU grants issued in the first quarter of 2018 to three years and eliminated the individual performance multiplier in the formula for long-term equity compensation, which had the potential to increase long-term equity incentive grants above the target amount.

Net loss decreased from $10.1 million in the first quarter of 2017 to $8.2 million ($0.03 per share, respectively) in the first quarter of 2018, primarily due to lower share-based compensation. Lower operating costs in the current period were partially offset by a $0.3 million increase in interest expense on the promissory note payable to Barrick.

Liquidity and Capital Resources

Spending for the Donlin Gold project decreased in the first quarter of 2018 when compared to the same quarter of the prior year due to lower permitting costs at Donlin Gold, partially offset by higher optimization costs. Spending increased at the Galore Creek project due to the timing of care and maintenance costs. Cash used in operating activities increased by $0.4 million in the first quarter of 2018 over 2017, due to higher annual employee incentive payments. In the first quarter of 2017, an additional $5.0 million was invested in term deposits and $0.2 million of withholding taxes were paid on performance share units vested. No cash was used in financing activities in the first quarter of 2018.

As previously acknowledged, we believe that our cash and term deposits are sufficient to cover the anticipated funding at the Donlin Gold and Galore Creek projects in addition to general and administrative costs through completion of permitting at the Donlin Gold project. The term deposits are denominated in U.S. dollars and held at Canadian chartered banks.

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2018 Outlook

The Company continues to anticipate a total budget for the year of approximately $28 million, $14 million to fund our share of expenditures at the Donlin Gold project, including permitting costs of $9 million and project optimization work of $5 million, $3 million at the Galore Creek project, and $11 million for general and administrative costs.

NOVAGOLD remains focused on four primary goals in 2018: advance the Donlin Gold project toward a construction/ production decision; maintain a favorable reputation of the Company and its projects among shareholders, Native entities and other stakeholders; promote a strong safety culture maintaining a zero lost-time accident record at all project and office locations; and safeguard the treasury.

Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place on April 5, 2018 at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Webcast:	www.novagold.com/investors/events/
North American callers:	1-855-475-2134
International callers:	1-661-378-9964
Conference ID:	8579205

The webcast will be archived on NOVAGOLD’s website for one year. To request a transcript of the call, please email us at: info@novagold.com.

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company focused on the permitting and development of its 50%-owned Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world. With approximately 39 million ounces of gold in the measured and indicated resource categories (541 million tonnes at an average grade of approximately 2.2 grams per tonne)5, inclusive of proven and probable reserves, Donlin Gold is regarded to be one of the largest, highest grade, and most prospective known gold deposits in the world. According to the Second Updated Feasibility Study (as defined below), once in production, Donlin Gold is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100% basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint which currently covers only three kilometers of an approximately eight-kilometer long gold-bearing trend. Current activities at Donlin Gold are focused on permitting, optimization work, community outreach and workforce development in preparation for the construction and operation of this top tier asset. NOVAGOLD also owns 50% of the Galore Creek copper-gold-silver project located in northern British Columbia. According to the 2011 Pre-Feasibility Study (as defined below), once in production, Galore Creek is expected to be the largest copper mine in Canada, a tier-one mining jurisdiction. NOVAGOLD anticipates selling all or a portion of its interest in Galore Creek and would apply the proceeds toward the development of Donlin Gold. With a strong balance sheet, NOVAGOLD is well positioned to stay the course and take Donlin Gold through permitting.

Scientific and Technical Information

Some scientific and technical information contained herein with respect to the Donlin Gold project is derived from the “Donlin Creek Gold Project Alaska, USA NI 43-101 Technical Report on Second Updated Feasibility Study” prepared by AMEC with an effective date of November 18, 2011, as amended January 20, 2012 (the “Second Updated Feasibility Study”). Kirk Hanson, P.E., Technical Director, Open Pit Mining, North America, (AMEC, Reno), and Gordon Seibel, R.M. SME, Principal Geologist, (AMEC, Reno) are the Qualified Persons responsible for the preparation of the independent technical report, each of whom are independent “qualified persons” as defined by NI 43-101.

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5 Donlin Gold data as per the second updated feasibility study effective November 18, 2011, as amended January 20, 2012. Donlin Gold measured resources of 8 Mt grading 2.52 g/t and indicated resources of 534 Mt grading 2.24 g/t, inclusive of proven reserves of 8 Mt grading 2.32 g/t and probable reserves of 497 Mt grading 2.08 g/t.

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NEWS RELEASE
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Certain scientific and technical information contained herein with respect to Galore Creek is derived from the technical report entitled "Galore Creek Project British Columbia NI 43-101 Technical Report on Pre-Feasibility Study" dated effective July 27, 2011 (the "2011 Pre-Feasibility Study"). The Qualified Persons responsible for the preparation of the independent technical report are Greg Kulla, P. Geo., Principal Geologist (AMEC Americas Limited), and Jay Melnyk, P. Eng. (AMEC Americas Limited), each of whom are independent "qualified persons" as defined by NI 43-101.

Clifford Krall, P.E., who is the Mine Engineering Manager for NOVAGOLD and a “qualified person” under NI 43-101, has approved and verified the scientific and technical information related to the Donlin Gold project contained in this press release.

NOVAGOLD Contacts:

Mélanie Hennessey
Vice President, Corporate Communications

Allison Pettit
Manager, Investor Relations

604-669-6227 or 1-866-669-6227

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein including, without limitation, the timing of permitting and potential development of Donlin Gold, statements relating to NOVAGOLD’s future operating and financial performance, production estimates and 2018 outlook are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. These forward-looking statements may include statements regarding exploration potential of Donlin Gold; mine life and production estimates at Donlin Gold; perceived merit of properties; anticipated permitting timeframes; exploration results and budgets; mineral reserve and resource estimates; work programs; capital expenditures; timelines; strategic plans; benefits of the project; completion of transactions; market prices for precious and base metals; or other statements that are not statements of fact. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NOVAGOLD’s expectations include the uncertainties involving the interpretation of the drill results, the need to obtain permits and governmental approvals; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for continued cooperation with Barrick Gold Corporation for the continued exploration and development of the Donlin Gold property; the need for cooperation of government agencies and native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; and other risk and uncertainties disclosed in NOVAGOLD’s Annual Report filed on Form 10-K for the year-ended November 30, 2017 with the United States Securities and Exchange Commission, Canadian securities regulators, and in other NOVAGOLD reports and documents filed with applicable securities regulatory authorities from time to time. NOVAGOLD’s forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

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Cautionary Note to United States Investors

This press release has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this press release have been prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (CIM)—CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (“CIM Definition Standards”). NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (SEC), and resource and reserve information contained herein may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term "resource” does not equate to the term "reserves”. Under U.S. standards, mineralization may not be classified as a "reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC's disclosure standards normally do not permit the inclusion of information concerning "measured mineral resources”, "indicated mineral resources” or "inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves” by U.S. standards in documents filed with the SEC. Investors are cautioned not to assume that all or any part of “measured” or “indicated resources” will ever be converted into “reserves”. Investors should also understand that "inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. Under Canadian rules, estimated "inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Disclosure of "contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves” by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves” are also not the same as those of the SEC, and reserves reported by NOVAGOLD in compliance with NI 43-101 may not qualify as "reserves” under SEC standards. Donlin Gold does not have known reserves, as defined under SEC Industry Guide 7. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with U.S. standards.

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